SHILOH INDUSTRIES, INC.
NEO MANAGEMENT INCENTIVE PLAN

Effective: November 1, 2019

ARTICLE 1. PURPOSE AND DURATION
Section 1.1. Purpose. The purpose of the Shiloh Industries, Inc. NEO Management Incentive Plan (the “Plan”) is to retain and motivate the Company’s named executive officers to consistently and productively work towards the achievement of the organizational and individual objectives and performance goals of the Company measured on an annual basis, and provide a cash incentive bonus when the Company objectives and individual goals are achieved.
Section 1.2. Duration. The Plan was approved by the Committee at its February 26, 2019 meeting and made effective on November 1, 2019. The Plan will remain in effect unless terminated pursuant to Article 9.
ARTICLE 2. DEFINITIONS AND CONSTRUCTION
Section 2.1. Definitions. Wherever used in the Plan, the following terms will have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)“Active Employee” means an employee on the Company’s or any Subsidiary’s payroll, who is actively at work, on vacation, or on an authorized leave of absence, but will not include any individual who has permanently ceased providing services to the Company on a direct employee basis, without regard to whether the individual continues thereafter to receive any compensatory payments or is paid a salary in lieu of notice of termination.
(b)“Administrator” means the Committee.
(c)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company or the Successor.
(d)“Board” means the Board of Directors of the Company.
(e)“Beneficiary” means the person or persons entitled to receive any amounts due to the Participant in the event of the Participant's death as provided in Article 6.
(f)“Cause” means: (i) if applicable, the definition of “Cause” used in a Participant’s employment agreement, or, if the Participant does not have an employment agreement which defines “Cause”, (ii) any of the following as determined by the Administrator: (A) a material breach by the Participant of any agreement then in effect between the Participant, on one hand, and the Company or the Successor or any of their respective Affiliates, on the other hand; (B) the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof; (C) any material violation or breach by the Participant of (x) the Company’s Code of Conduct, Insider Trading Policy, Conflict of Interest Policy, Antitrust Compliance Policy Statement and the Intellectual Property Agreement, (y) any other material policy of the Company (and, if applicable to the Participant, any Subsidiary) or (z) the Participant’s willful and continued failure to satisfactorily perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or injury), which failure has not been cured within thirty (30) days after a written demand for improved performance is delivered to the Participant by the Board (or its designee), which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed the Participant’s duties.
(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular provision of the Code will be deemed to include the regulations thereunder and any successor amendment, provision or regulation thereto.
(h)“Company” means Shiloh Industries, Inc., a Delaware corporation, and any successor(s) thereto.
(i)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Article 8 of the Plan.
(j)“Effective Date” means the date this Plan is deemed effective by the Committee pursuant to Section 1.2.
(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a particular provision of the Exchange Act will be deemed to include the regulations thereunder and any successor provision or regulation thereto.
(l) “Fiscal Year” means the period from November 1st to October 31st of each calendar year.
(m)“Incentive Bonus” means for each eligible Participant, a bonus opportunity amount determined by the Administrator pursuant to Article 5, and subject to the conditions described in the Plan and that the Administrator otherwise imposes.
(n)“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Subsidiary, as determined by the Administrator in its sole discretion, including but not limited to: (i) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Subsidiary, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or Subsidiary, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
(o) “Management Objectives” means the achievement of a performance objective or objectives established pursuant to this Plan for Participants. Management Objectives may be described in terms of Company-wide objectives, or objectives that are related to the performance of the individual Participant, the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed, and may differ from Participant to Participant and from Incentive Bonus to Incentive Bonus.
(p)“Named Executive Officers” or “NEOs” are Active Employees who are named executive officers for Exchange Act reporting purposes.
(q)“Participant” means the Named Executive Officers who are selected by the Administrator to participate in the Plan.
(r)“Performance Period” means a period of one Fiscal Year (or less) of the Company or Subsidiary as selected by the Administrator.
(s)“Retirement” means termination of employment with the Company or a Subsidiary, other than by the Company or a Subsidiary for Cause, after the attainment of age 60 with at least 10 years of service with the Company or a Subsidiary.
(t)“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.
(u)“Successor” means any successor to the Company or a Subsidiary.
(v) “Total and Permanent Disability” means (i) the Participant is unable to engage in any substantial gainful activity due to medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, or (ii) due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than 12 months, the Participant has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.
Section 2.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.
Section 2.3. Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the said illegal or invalid provision had not been included.
ARTICLE 3. ELIGIBILITY
Section 3.1. Eligible Participant. The NEOs are the sole eligible Participants in the Plan, provided that nothing herein shall obligate the Administrator to include any NEO as a Participant in the Plan. The Administrator may grant an Incentive Bonus award or awards to the NEOs on an annual basis, or otherwise, at the Administrator’s discretion. To be eligible for consideration for an Incentive Bonus award, a Participant must be an Active Employee in an eligible position for at least three (3) months of the Performance Period if the Performance Period is a full Fiscal Year (or 25% of the Performance Period otherwise), except as may be recommended by the head of the Company’s Human Resources department, and confirmed by the Administrator.
Section 3.2. Termination of Participation Approval. Until the earlier of the end of a Performance Period or a Participant's termination, the Administrator may at any time withdraw its approval for the Participant's participation in the Plan, except to the extent such action is contrary to any employment or other written agreement made between the Company and such Participant. In the event of the Administrator's withdrawal of approval, the designated NEO will cease to be a Participant as of the date selected by the Administrator, the NEO's Incentive Bonus award will be cancelled, and the NEO will not be entitled to any payment under the Plan unless the Administrator determines otherwise. If payment is approved by the Administrator notwithstanding the withdrawal of participation approval, the payment will be made in accordance with Section 5.2, subject to Section 5.3, after the end of the Performance Period, and the payment amount will equal the Incentive Bonus award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator. The Participant will be notified of the Administrator's withdrawal of its approval for the Participant's participation in the Plan as soon as practicable following such action.
Section 3.3. Transfer Out of Eligible Position. If a Participant is demoted or otherwise transferred out of an NEO position during a Performance Period, the Administrator may (i) pro-rate the potential award amount of any Incentive Bonus the Participant may be eligible to receive in accordance with the proration formula set forth in Section 4.2 (provided that any such revision may result only in a reduction of the amount that would have otherwise been payable absent such revision), as the Administrator determines is necessary to reflect the

Participant’s change in position, or (ii) withdraw its approval for the Participant's participation in the Plan in accordance with Section 3.2.
Section 3.4. Termination of Employment.
(a) In addition to meeting the other conditions and requirements set forth in the Plan, the Participant will not earn an Incentive Bonus award for a Performance Period unless the Participant is an Active Employee of the Company (or is on an approved leave of absence) on the last day of such Performance Period, unless (i) the Participant's employment was terminated during the Performance Period as a result of Retirement, Total and Permanent Disability or death at a time when the Participant could not have been terminated for Cause, or (ii) payment is approved by the Administrator after considering the cause of the Participant's termination.
(b) If the Participant's employment is terminated during the Performance Period as a result of death, Total and Permanent Disability or Retirement, the Participant (or the Participant's Beneficiary or estate in the event of his or her death) will be entitled to receive an amount that is calculated pursuant to Section 5.1 and modified in accordance with the proration formula set forth in Section 4.2; provided, however, the Administrator may determine in its discretion to pay the Incentive Bonus in such circumstances without proration. In either case, payment of the Incentive Bonus award will be made in accordance with Section 5.2, subject to Section 5.3, after the end of the Performance Period.
(c) If the Participant's employment is terminated during the Performance Period and payment is approved by the Administrator after considering the cause of the Participant's termination, the payment will be made in accordance with Section 5.2, subject to Section 5.3, after the end of the Performance Period, and the payment amount will equal the Incentive Bonus award amount calculated under Section 5.1, reduced in such manner or by such amount (if at all) as determined in the sole discretion of the Administrator.
ARTICLE 4. ESTABLISHMENT OF AND ADJUSTMENT TO TARGET AWARDS
Section 4.1. Target Awards. The Administrator will determine, at the time an Incentive Bonus award is granted, the Management Objectives for each eligible Participant and the amount of Incentive Bonus award payable (or formula for determining such amount) upon full achievement of the specified Management Objectives. The Administrator may stipulate in respect to the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus award payment will be made, and will set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives, or exceeds the Management Objectives. The Administrator may further stipulate the maximum amount of an Incentive Bonus award payment that an eligible Participant may receive.
Section 4.2. Prorations and Adjustments. The Administrator may prorate any Incentive Bonus award made under the Plan based on the amount of time the Participant is actively and continuously employed in an eligible position as compared to the length of the applicable Performance Period. Prorated payments will be equal to the product of (x) the award amount calculated under Section 5.1 and (y) a fraction; the numerator will represent all months worked by the Participant during the Performance Period and the denominator will represent the total number of calendar months in the Performance Period for such award. In calculating the Participant's calendar months of service, a Participant will receive full credit for any month during which the Participant worked at least fifteen (15) days in that month.

ARTICLE 5. PAYMENT
Section 5.1. Evaluating Performance and Computing Awards.
(a)As soon as practicable following the close of a Performance Period, the Administrator will determine and certify whether and to what extent the Management Objectives and other material terms of the Incentive Bonus award for that Performance Period were satisfied, and will determine whether any discretionary adjustments under Subsection (b) will be made. Based on such certification, the Administrator (or its delegate) will determine the Incentive Bonus award amount payable to the Participant under the Plan for that Performance Period.

(b)In the event the Management Objectives during a Performance Period are not achieved, the Administrator has the discretion to grant an Incentive Bonus award that acknowledges and reflects an eligible Participant’s contributions to the Company’s overall achievement and performance during the Performance Period.
(c)The Administrator retains discretion to reduce the amount of any Incentive Bonus award that would otherwise be payable to an eligible Participant (including a reduction in such amount to zero).
Section 5.2. Timing and Form of Payment. Payment of each Incentive Bonus award will be made as soon as practicable after the end of the Performance Period to which the Incentive Bonus award relates and after the Incentive Bonus award is certified or granted by the Administrator, as applicable, pursuant to Section 5.1, but in no event later than the short-term deferral period as prescribed by Section 409A of the Code. Unless otherwise determined by the Administrator: (i) to receive payment of an Incentive Bonus award, a Participant must be an Active Employee of the Company or a Subsidiary on the payment date of such Incentive Bonus Award; and (ii) each payment of an Incentive Bonus award will be paid in a single lump sum. Each payment of an Incentive Bonus award will be paid in cash (or its equivalent).
Section 5.3. Inimical Conduct. Notwithstanding the foregoing, after the end of the Performance Period for which a payment for an Incentive Bonus award has been determined, but before payment of such amount actually occurs, if the Participant engages in Inimical Conduct (as determined by the Administrator), or if the Company determines the Participant will be terminated for Cause, payment of the Incentive Bonus award to the Participant will be cancelled and no payment will be made.
Section 5.4. Compliance with Executive Compensation Clawback Laws. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Act), every public company will be required to adopt a policy whereby, in the event of a restatement, the company will recover from current and former executives any incentive-based compensation, for the three years preceding the restatement, that would not have been awarded under the restated financial statements. Notwithstanding anything contained herein to the contrary, when this provision of the Act becomes effective, the NEOs of the Company will be subject to the executive compensation recoupment policy which may be adopted by the Administrator.
ARTICLE 6. BENEFICIARY
If permitted by the Company, the Participant may designate a Beneficiary by filing a beneficiary designation on the form provided by the Administrator. In such event, if the Participant dies prior to receiving any payment due hereunder, such payment will be made to the Participant's Beneficiary. The Participant may change his/her beneficiary designation at any time, provided that each beneficiary designation form filed with the Company will revoke the most recent form on file, and the last form received by the Company while the Participant was alive will be given effect. In the event there is no valid beneficiary designation form on file, or in the event the Participant's designated Beneficiary is not alive at the time payment is to be made, or in the event the Participant is not entitled to file a beneficiary designation, the Participant's estate will be deemed the Beneficiary. If the Participant designates his/her spouse as a beneficiary, such beneficiary designation automatically will become null and void on the date of the Participant’s divorce or legal separation from such spouse; provided the Administrator has notice of such divorce or legal separation prior to payment.
ARTICLE 7. RIGHTS OF PARTICIPANT
Section 7.1. No Funding. The Participant or Beneficiary will not have any interest in any fund or in any specific asset or assets of the Company (or any Subsidiary) by reason of any Incentive Bonus award under the Plan. It is intended that the Company has merely an obligation, pursuant to the terms of this Plan, to make payments when due hereunder and it is not intended that the Company (or any Subsidiary) hold any funds in reserve or trust to secure payments hereunder.
Section 7.2. No Transfer. The Participant may not assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that the Participant may designate a Beneficiary as provided herein.
Section 7.3. No Implied Rights; Employment. Nothing contained in this Plan is or will be construed as:
(a)Granting the Participant any right to receive any award under the Plan other than in the sole discretion of the Administrator;

(b)Limiting in any way the right of the Company to terminate the Participant's employment at any time;
or
(c)Evidence of an employment contract between the Company and any Participant, or an agreement or understanding, express or implied, that the Participant will be retained in any particular position, for any specific period of time or at any particular rate of remuneration.

ARTICLE 8. ADMINISTRATION
Section 8.1. General. The Plan will be administered by the Administrator. The Administrator may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Administrator will be deemed to be references to such subcommittee. If at any time the Administrator is not in existence, the Board will assume the Administrator's functions and each reference to the Administrator herein will be deemed to include the Board.

Section 8.2. Authority. The interpretation and construction by the Administrator of any provision of this Plan (or related documents) and any determination by the Administrator pursuant to any provision of this Plan will be final and conclusive. The Administrator shall not be liable for any such action or determination made in good faith. In addition, the Administrator is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Administrator.

Section 8.3. Delegation of Authority. To the extent permitted by law, the Administrator may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Administrator, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Administrator, the subcommittee or such person may have under the Plan. The subcommittee will report periodically to the Administrator regarding the nature and scope of the awards granted pursuant to the authority delegated.

Section 8.4. Binding Decision(s). The Administrator's determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Administrator will be final, conclusive and binding on all persons who have an interest in the Plan or an Incentive Bonus award, and such determinations and decisions will not be reviewable.
ARTICLE 9. AMENDMENT AND TERMINATION
Section 9.1. Amendment. The Company, by action of the Committee, has the right to amend or modify the Plan at any time.
Section 9.2. Termination. After the Effective Date, the Committee may terminate this Plan at any time that there are no outstanding Incentive Bonus award payments that are not completed.
ARTICLE 10. TAX WITHHOLDING
The Company will have the right to deduct from all cash payments made hereunder (or from any other payments due the Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.
ARTICLE 11. OFFSET
The Company will have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or to any Subsidiary without the consent of the Participant (or his/her Beneficiary, in the event of the Participant's death).

ARTICLE 12. EMPLOYEES OUTSIDE OF THE UNITED STATES
To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has employees, the Administrator, in its sole discretion, shall have the power and authority to:
(a)    Determine which Subsidiaries shall be covered by the Plan;
(b)    Determine which employees outside the United States are eligible to participate in the Plan;
(c)    Modify the terms and conditions of any Incentive Bonus award granted to employees outside the United States;
(d)    Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)    Take any action, before or after an Incentive Bonus award is made, that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.
Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify any Incentive Bonus award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants receiving Incentive Bonus awards under the Plan.
ARTICLE 13. SECTION 409A REQUIREMENTS
(a)To the extent applicable, it is intended that this Plan and any Incentive Bonus awards made hereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any Incentive Bonus awards made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)For purposes of this Plan, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(d)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will pay such amount on the earlier of (A) the first business day after the date that is six-months following the Participant’s separation from service or (B) the date of the Participant’s death.

(e)Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and Incentive Bonus awards hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and Incentive Bonus awards hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to defend, indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.